Exhibit 99.1

NEWS RELEASE

Visa Inc. Declares Quarterly Dividend, Increases Dividend Rate by 47% and Announces Record Date for the 2012 Annual Meeting of Stockholders

SAN FRANCISCO, CA, October 19, 2011 – Visa Inc. (NYSE:V) today announced that its board of directors had declared a 47% increase in the quarterly dividend aggregate amount on its class A common stock (determined in the case of class B and class C common stock on an as-converted basis) from $0.15 per share to $0.22 per share, payable on December 6, 2011, to all holders of record of the Company’s class A, class B and class C common stock as of November 18, 2011. The quarterly dividend increase raises the annual dividend rate from $0.60 per share to $0.88 per share.

“Visa has a long-standing commitment to deliver value to its shareholders,” said Joseph Saunders, Chairman and Chief Executive Officer of Visa. “By authorizing a significant dividend increase for the third consecutive year, the board of directors is delivering on that commitment and demonstrating their ongoing confidence in the strength of the business.”

In addition, the Company announced that its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on January 31, 2012. The Company’s class A common stockholders at the close of business on December 5, 2011, the record date, will be entitled to vote at the Annual Meeting.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com